Exhibit 99.1

Sonos Appoints Bracken Darrell to Board of Directors

Bracken’s appointment bolster Sonos’ Board of world-class leaders

SANTA BARBARA, Calif. -- Feb. 13, 2024 -- Sonos, Inc. (Nasdaq: SONO) today announced the appointment of Bracken Darrell, President and CEO of VF Corporation, to its Board, effective Feb. 12, 2024.

“With Bracken’s excellent track record leading world-class product companies and his deep experience in our space, we are delighted to welcome him to the Board. We’re excited about the value he can add as Sonos continues its journey to become the world’s leading sound experience company,” said Julius Genachowski, Chair of the Sonos Board.

Bracken has a long history and proven experience in business leadership, product innovation, and brand management roles. Prior to joining VF Corporation, Bracken spent more than 10 years as President and CEO of Logitech International. Through prioritizing product innovation and design as key pillars of the company’s strategy, he drove expansion into more than 20 new product categories, more than doubled revenue and achieved a tenfold increase in market capitalization. Prior to Logitech he held leadership roles at blue-chip companies such as Procter & Gamble, Whirlpool Corporation and General Electric.

“As a huge fan of great design and great performance I could not be more excited to join Sonos. I’ve admired Sonos for years and I’ve loved their products and experiences for a long time. I can’t wait to help support the company in its path to growth and larger scale,” said Bracken Darrell.

About Sonos

Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however and wherever they choose. Known for delivering an unparalleled sound experience, thoughtful design aesthetic, simplicity of use, and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

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Source: Sonos